Exhibit 99.1

PFSweb, Inc. NasdaqCM:PFSW
FQ1 2023 Earnings Call Transcripts
Tuesday, May 09, 2023 9:00 PM GMT
S&P Global Market Intelligence Estimates

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved
spglobal.com/marketintelligence

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	2

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023

Call Participants

EXECUTIVES

Michael C. Willoughby
President, CEO & Executive Director

R. Zach Thomann
Executive VP & COO

Thomas J. Madden
Executive VP & CFO

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC,
Research Division

ATTENDEES
Jackie Keshner

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	3

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023

Presentation
Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Q1 2023 results. Joining us today are PFSweb's CEO, Mike Willoughby; the COO and President of PFS, Zach Thomann; the company's CFO, Tom Madden; and the company's outside Investor Relations adviser, Jackie Keshner with the Gateway Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Ms. Keshner, for some introductory comments.

Jackie Keshner

Thank you. Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings in this presentation can be found in the company's 10-K and Investors section of the PFSweb website under safe harbor statement.

A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfscommerce.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
President, CEO & Executive Director

Thank you, Jackie, and good afternoon, everyone. Our first quarter performance maintained our momentum from the record year we had in 2022. We drove a 5% service fee growth and set a new all-time Q1 fulfillment activity company record, fueled by continued demand among premier and luxury brands in our core verticals. In addition, we delivered sequential and year-over-year service fee gross margin improvements, reflecting the benefit of the productivity improvements and pricing modifications we implemented last year. We believe this progress has put us on strong footing for the year ahead.

Our core verticals have remained largely resilient as our broader operating environment evolves and our multinode fulfillment network continues to expand. Demand has stayed particularly strong for health and beauty along with jewelry and collectibles. This resiliency is evident within our current client portfolio and within our sales pipeline, which delivered a strong sales booking result for Q1, and the sales pipeline remains strong with encouraging sales booking results already early in Q2. Zach will in just a few minutes, have more comments on the resiliency of our core vertical markets, and our sales performance and optimistic sales outlook for the rest of the year.

As a reminder, we entered 2023 with our restructuring work largely complete. This has positioned us to continue optimizing the business around our order fulfillment platform with the aim of driving greater cost savings, further improving operational efficiency and supporting our growth as a stand-alone platform. Our ongoing work to rightsize our corporate costs and maintain a more traditional level of operating liquidity also enables us to provide a clearer, more transparent picture of our financial performance while remaining open to additional strategic pathways toward creating shareholder value.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	4

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023

To this end, we announced our Board of Directors' authorization of our share buyback program near the end of the first quarter. The program has an up to 2-year duration and allows us to purchase up to an aggregate of 1 million shares of our common stock. With our corporate restructuring work, and the payment of our special dividend largely complete, and given our strong start to 2023, we believe the share repurchase program provides additional flexibility to support our growth and maximize shareholder value. It also represents our confidence in our long-term opportunities and growth trajectory.

With our current confidence and based on the continued strength of the consumer fulfillment service and sales pipeline demand trends across our core verticals, we are reiterating our previously disclosed 2023 guidance targets, which call for PFS annual service fee revenue growth in the range of at least 5% to 10%. We remain optimistic that we can achieve service fee revenue growth at the upper end of this targeted range. In addition, we continue to expect our 2023 total company consolidated adjusted EBITDA to be within the range of 6% to 8% of service fee revenue, inclusive of our remaining public company costs.

Excluding the public company costs of approximately 2% of service fee revenue, we are targeting total company adjusted EBITDA as a percentage of service fee revenue to range between 8% to 10% in 2023. We believe our focus on total company adjusted EBITDA as a primary financial metric, in addition to service fee revenue is appropriate for our restructured and optimized business in 2023. We also believe our estimates of total company adjusted EBITDA, excluding the remaining estimated public company costs are more aligned with the current size and focus of our business. But they will still provide an appropriate comparison to the estimated pro forma PFS stand-alone adjusted EBITDA margin as a percentage of service fee equivalent revenue metric we have been providing over the past 2 years.

Finally, we continue to target completing our current strategic alternatives review process with our financial adviser, Raymond James, before the end of this year. Our strongest priority is maximizing value for our shareholders as we weigh potential pathways for our surging business amid a currently challenging M&A market.

Before we provide additional color on our progress and our strategic objectives in the year ahead, I'll turn the call over to Tom to discuss our first quarter financials in greater detail. Tom?

Thomas J. Madden
Executive VP & CFO

Thanks, Mike. As you'll see in our Q1 2023 financial presentation, we are reporting service fee revenue as our principal top line metric, rather than the non-GAAP service fee equivalent revenue we have historically used. Remember, we discontinued our product revenue model with Ricoh after the distributor agreement with them was terminated last year. This will allow product revenue to be eventually eliminated from our P&L altogether going forward.

Taken in conjunction with eliminating the discontinued operations presentation of the divested LiveArea business, this has allowed us to track towards discontinuing the term "service fee equivalent revenue" and make additional progress by clarifying and streamlining our financial presentation with minimal expected impact on our consolidated adjusted EBITDA comparisons.

With that context in mind, our Q1 2023 service fee revenue increased 5% to $47.6 million, compared to $45.5 million during the year ago period. The increase was primarily driven by sustained growth across both new and existing clients.

Our 2023 Q1 gross profit margin increased by 450 basis points to over 24% of service fee revenue compared to a gross profit margin of approximately 20% in the year ago period. This year-over-year and sequential improvement reflects the benefit of increased productivity and the implementation of several pricing modifications last year, which began taking effect late in Q2 2022 and into early Q3 2022.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	5

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023
The growth was partially offset by reduced higher-margin non-fulfillment-related service fee revenue, such as technology-related services and project activity. With more of our service mix comprising our core fulfillment activities, we believe our gross margin will continue to be within the typical range for these services, which is generally between 20% and 25%.

In addition, we drove a year-over-year decrease in our SG&A as a result of reduced professional fees and other related expenses related to the prior LiveArea business unit divestiture and the cost reduction and restructuring activity we have had underway since August 2021. This process is designed to align our cost structure and more closely aligned with our smaller fulfillment-oriented business subsequent to that divestiture.

As we enter 2023 with our corporate restructuring work largely complete, our remaining restructuring-related costs have comprised incremental expenses related to the strategic alternatives process and professional tax fees, along with certain severance costs. We will continue working to drive additional savings and implement further productivity improvements, SG&A and corporate overhead cost reduction were possible throughout the year.

Our consolidated adjusted EBITDA in the first quarter of 2023, increased significantly to $3.0 million compared to an adjusted EBITDA of negative $0.4 million in the year ago period. The increase reflects the continued benefits of our client growth, our gross margin improvements and our ongoing cost reductions and restructuring initiatives.

Our capital expenditures in Q1 were approximately $1.1 million. As we further support new contracts and the growth of our fulfillment network, we continue to expect our total 2023 capital expenditures to range between $8 million to $10 million. We expect our growth CapEx to be allocated towards the activation and ramp-up of our newest facilities over the coming quarters, and Zach will share more about our footprint expansion shortly.

Our liquidity position as of March 31, 2023, includes approximately $39.7 million of cash and less than $100,000 in debt. This sequential increase in our cash balance relative to the end of 2022, primarily reflects the impact of converting some of the seasonally high working capital requirements we had at the end of December to cash. In addition, we received certain monies related to tax refunds from previous excess estimated tax payments made as a result of our gain on the LiveArea transaction. The increase was partially offset by our completion of $3.5 million in dividend equivalent payouts during the first quarter. The remaining $3.8 million balance of our special dividend is carried as a declining dividend payable on our balance sheet related to various equity awards.

Having significantly completed our dividend issuance and with the authorization of our 2-year repurchase program on March 20, we remain focused on supporting the continued growth of our business by maintaining a reasonable level of operating cash, including evaluating the establishment of a traditional finance facility. Pursuant to the share repurchase program we put in place, we purchased approximately 96,000 shares for approximately $0.4 million by the end of the first quarter, and we purchased an incremental 138,000 shares for approximately $0.6 million in April. As we further establish and retain a normalized level of operating cash, we believe this optimizes our position to complete our strategic review process this year and execute on additional growth opportunities for PFS.

I'll now turn the call over to Zach to review our Q1 operational progress and our 2023 objectives. Zach?

R. Zach Thomann
Executive VP & COO

Thanks, Tom. PFS has continued its momentum from our record order fulfillment and sales booking year in 2022. With the high fulfillment volumes we experienced during the quarter, we set a new company record for first quarter order fulfillment activity. We have also continued to support a strong sales pipeline, recording 4 bookings with an estimated $6.8 million in annual contract value or ACV during Q1, a number comparable with our Q1 2022 ACV value and the buildup to a record booking year.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	6

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023
As consumer demand persist among the premium brands in our core verticals, demand for our multinode fulfillment services has remained equally strong from current clients seeking renewals and expansions to new clients making renewed investments in their e-commerce capabilities. We remain closely underway with converting client prospects in our sales pipeline to launches, and we continue to see promising indications for both pipeline conversions and new sales opportunities this year, resulting in an increasing number of new client launches in Q2 and early Q3.

For our platform as a whole, we continue to achieve success on our three-pronged growth strategy, which comprises of the following initiatives: Number one, expanding our multinode fulfillment strategy to better serve our clients' customers; two, converting our strong sales pipeline for continued growth; and third, driving our Fulfillment as a Service product offering to allow for more dynamic and flexible fulfillment networks.

Starting with our multinode fulfillment expansion initiatives. We have made solid progress on broadening our domestic and international fulfillment footprint. In the U.S., we remain on track to open our previously announced second Dallas Area fulfillment center in early Q3. This facility is designed to enhance our existing fulfillment capacity for clients in the southwestern region of the U.S. as well as offer greater flexibility for our DFW-based team members and for the types of customer service agent models we offer.

Most recently, we announced that we entered into a lease agreement for a new 70,000 square foot fulfillment center in Fareham, England. This new facility is located 10 miles from our existing Southampton fulfillment center with additional strategic proximity to the Southampton Airport and the ports of Southampton and Portsmouth. In addition to allowing for convenient transportation and shipping options, our Fareham facilities location allows our leadership team to oversee both fulfillment centers more easily, as well as provide cross training opportunities for employees to serve multiple clients.

We sought to open a second U.K. facility to serve the European clients in our original facility who outgrew their current capacity as well as enhance our flexibility to serve prospective European clients who are seeking to mitigate some of the supply chain disruption that has resulted from Brexit. We expect to design the new Fareham facility specifically for health and beauty brands while also implementing new sustainability initiatives. We value this expanded opportunity to serve brands in our largest product vertical while advancing our sustainability goals, and we expect to launch our first client out of this new facility in the second quarter.

To elaborate on Mike's earlier comments, many of our new sales opportunities are within health and beauty, and we continue to see robust growth in both health and beauty and jewelry and collectibles, even relative to the growth we generated over the past several years. A March Circana report found that Prestige beauty sales revenue and unit sales growth outpaced mass beauty in 2022. And more recent point-of-sale data from Circana revealed that Q1 2023 U.S. Prestige beauty and industry sales increased 16% year-over-year to $16 billion. Nearly 1/3 of these Q1 sales came from makeup, which grew 24% year-over-year within Prestige channels.

Some of the smallest distillations of luxury have had outsized impacts on demand for these brands with sales of items like designer lipstick, mini beauty gift sets and fragrances continuing to grow rapidly. These trends revealed that customers view these products as welcome treats even amid macroeconomic pressures on their budgets. This pattern is in line with Leonard Lauder's widely cited lipstick effect. The current demand and spending patterns we've seen imply that this effect remains very much in play.

Our existing sales pipeline opportunities and sales efforts are remaining skewed towards fulfillment and transportation services, reflecting enduring demand from our B2B and direct-to-consumer multinode fulfillment services, which we continue to expect will grow at double-digit rates. This mix shift and the demand that supports it have been underway since the height of the pandemic. Taking in conjunction with our multinode, B2B and direct-to-consumer opportunities, these trends have facilitated a higher ACV per booking, adding to the power and promise of our pipeline throughout the first half of this year.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	7

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023
For our contact center services, we continue to see these as a source of value, both in our existing engagements and in sales opportunities for potential upsells and bundles with our existing fulfillment offerings. We expect to see these services represent a smaller percentage of our overall revenue as we continue to see higher growth rates in sales conversion in our pipeline for our fulfillment and transportation services. While our immediate pipeline and sales efforts are largely geared towards fulfillment opportunities, we continue to see opportunities for our contact center services with both new and existing customers and we will continue to optimize how we support and deploy our contact center services, monitoring trends towards lower-cost, nearshore markets and AI adoption and the subsequent effects these have on existing client programs.

To further complement our fulfillment offerings and the strength of our multinode platform, we've also continued to support our Fulfillment as a Service products. These products enhance the agility of our platform, which allows us to quickly open multiple fulfillment centers and rapidly scale new client engagements and enhance the innovation in our sales cycle. This agility and flexibility with both new and existing clients has continued to differentiate our services, fueling our growth and allowing our clients agile solutions, be it through pop-up fulfillment centers, retail fulfillment or rapidly scaling client solutions within our own centers.

Our first quarter results are a testament to our strategic progress, and they give us a solid foundation to bring this momentum forward into Q3 -- Q2. In addition to reiterating our full year 2023 outlook, we believe we have refined our operational foundation and our pipeline to facilitate sustainable double-digit growth over the longer term. With these prudent and ongoing cost-cutting measures we have implemented, we expect our service fee gross margins to remain stable within the 20% to 25% range, consistent with our fulfillment-oriented service mix.

With our ongoing work to address robust customer and fulfillment demand, ramp our multinode fulfillment capabilities for our growing client base and operate from a leaner and more streamlined foundation, I believe we are well positioned to continue executing on our growth objectives through the balance of 2023 and beyond. With that, we'll now open up the call for Q&A.

COPYRIGHT © 2022 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved spglobal.com/marketintelligence	8

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023
Question and Answer

Operator
[Operator Instructions] Our first question comes from the line of George Sutton of Craig-Hallum.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

This is Adam on for George. Mike, it sounds like Q2 is off to a really good start in terms of the pipeline. I was hoping you could provide a little more detail on that. What exactly are you hearing from clients? And why are you converting at such a high rate at the moment given the economic backdrop?

Michael C. Willoughby
President, CEO & Executive Director

Well, I'll let Zach give you most of that color. I would say from my perspective, we're benefiting from a strong referenceability in the industry, particularly in the health and beauty sector. I think we have the right to win every single time we go to bat for health and beauty brand. I think we're also benefiting from a few struggling competitors. We're not going to name them, but they appear to be giving us the opportunity to have serious conversations with some of their clients. And I think we're benefiting from health and beauty brands really focusing their attention on direct-to-consumer channel. It's become their most important channel. And because of that change, we're seeing a higher level of investment and the bar is being raised around the experience that consumers expect.

R. Zach Thomann
Executive VP & COO

Mike, I'd completely echo that comment. I go one step further, just as it relates to really the direct-to-consumer focus. I think it goes back all the way to the pandemic forward. And we're seeing a lot of momentum in the direct-to-consumer channel, specifically, a lot of investment there. Primarily because it's the most profitable channel for our customers, and it should be and then looking for ways to differentiate that channel, continue to grow that channel, and we're seeing that be the source of a lot of the investment that we're seeing in the channel, we're really well positioned to capture that. Also in the commentary, we tried to have some comments as it relates to really what we're seeing from health and beauty and jewelry and collectibles as a whole. With us really targeting premium and luxury brands, they are proving to be quite resilient. They're proving to continue to want to invest and want to grow during this time. And as such, we're well positioned to capture that opportunity and move forward.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

That's great. And it sounds like everything is going according to plan with the 2 new facilities coming online. I was hoping you could find a way to help us better understand in terms of the potential revenue impact over time. When you have a new facility, could you quantify how much more revenue capacity that may give you?

R. Zach Thomann
Executive VP & COO

So we don't normally provide direct correlation to how much revenue that is. We do expect with those 2 facilities coming online really in Q2 and early Q3, as we outlined in the script. We'll start to see an elevation in terms of revenue that steers towards the guidance that we have for the full year. That being said, we also expect that we'll continue to see a need in out years to continue to invest in more facilities. And really with the demand we're seeing in the pipeline, that's something we look at as we head into '24 for incremental opportunities as we strive for double-digit growth rates next year.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	9

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023

That's great. And then one question for you, Tom. Obviously, it was a great quarter from a free cash flow perspective. Granted, there's a big working capital benefit, but still $2.5 million otherwise. I'd love to get your perspective just on how people should be thinking about the cash flow dynamics going forward?

Thomas J. Madden
Executive VP & CFO

Yes. So as we take a look at the business this year with our forecasted and guidance that we've provided, we do expect free cash flow to be around breakeven or slightly positive for the year. And that is after considering the capital expenditure components that we have in place, including all the growth CapEx that we talked about on the call. So we feel like we're strong from a financial foundation standpoint in order to be able to support the ongoing growth of the business. We'll continue to look for opportunities of how we finance some of those CapEx as to whether or not we utilize cash or other types of financing instruments can be put in place, in order to properly support the liquidity position of the business both this year and long term.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
President, CEO & Executive Director

Thank you, Crystal. I'd like to thank everyone that attended the call this afternoon. We're pleased you can tell from our tone, incredibly optimistic about the business and bullish on the future. Look forward to future time that we can spend with you. And as always, we're available to our investors for calls, and we look forward to seeing you at some conferences in the future as well. Thank you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	10

PFSWEB, INC. FQ1 2023 EARNINGS CALL | MAY 09, 2023

Copyright © 2023 by S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved.

These materials have been prepared solely for information purposes based upon information generally available to the public and from sources believed to be reliable. No content (including index data, ratings, credit-related analyses and data, research, model, software or other application or output therefrom) or any part thereof (Content) may be modified, reverse engineered, reproduced or distributed in any form by any means, or stored in a database or retrieval system, without the prior written permission of S&P Global Market Intelligence or its affiliates (collectively, S&P Global). The Content shall not be used for any unlawful or unauthorized purposes. S&P Global and any third-party providers, (collectively S&P Global Parties) do not guarantee the accuracy, completeness, timeliness or availability of the Content. S&P Global Parties are not responsible for any errors or omissions, regardless of the cause, for the results obtained from the use of the Content. THE CONTENT IS PROVIDED ON "AS IS" BASIS. S&P GLOBAL PARTIES DISCLAIM ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, FREEDOM FROM BUGS, SOFTWARE ERRORS OR DEFECTS, THAT THE CONTENT'S FUNCTIONING WILL BE UNINTERRUPTED OR THAT THE CONTENT WILL OPERATE WITH ANY SOFTWARE OR HARDWARE CONFIGURATION. In no event shall S&P Global Parties be liable to any party for any direct, indirect, incidental, exemplary, compensatory, punitive, special or consequential damages, costs, expenses, legal fees, or losses (including, without limitation, lost income or lost profits and opportunity costs or losses caused by negligence) in connection with any use of the Content even if advised of the possibility of such damages. S&P Global Market Intelligence's opinions, quotes and credit-related and other analyses are statements of opinion as of the date they are expressed and not statements of fact or recommendations to purchase, hold, or sell any securities or to make any investment decisions, and do not address the suitability of any security. S&P Global Market Intelligence may provide index data. Direct investment in an index is not possible. Exposure to an asset class represented by an index is available through investable instruments based on that index. S&P Global Market Intelligence assumes no obligation to update the Content following publication in any form or format. The Content should not be relied on and is not a substitute for the skill, judgment and experience of the user, its management, employees, advisors and/or clients when making investment and other business decisions. S&P Global Market Intelligence does not act as a fiduciary or an investment advisor except where registered as such. S&P Global keeps certain activities of its divisions separate from each other in order to preserve the independence and objectivity of their respective activities. As a result, certain divisions of S&P Global may have information that is not available to other S&P Global divisions. S&P Global has established policies and procedures to maintain the confidentiality of certain nonpublic information received in connection with each analytical process.

S&P Global may receive compensation for its ratings and certain analyses, normally from issuers or underwriters of securities or from obligors. S&P Global reserves the right to disseminate its opinions and analyses. S&P Global's public ratings and analyses are made available on its Web sites, www.standardandpoors.com (free of charge), and www.ratingsdirect.com and www.globalcreditportal.com (subscription), and may be distributed through other means, including via S&P Global publications and third-party redistributors. Additional information about our ratings fees is available at www.standardandpoors.com/usratingsfees. © 2023 S&P Global Market Intelligence.

COPYRIGHT © 2023 S&P Global Market Intelligence, a division of S&P Global Inc. All rights reserved. spglobal.com/marketintelligence	11